Contact:
Euronet Worldwide, Inc.
Stephanie Taylor
+1-913-327-4200

Euronet Worldwide Reports Second Quarter 2012 Financial Results

LEAWOOD, KANSAS, USA - July 24, 2012 - Euronet Worldwide, Inc. (“Euronet” or the “Company”) (NASDAQ: EEFT), a leading electronic payments provider, reports second quarter 2012 financial results.

Euronet reports the following consolidated results for the second quarter 2012 compared with the same period of 2011:

•	Revenues of $302.4 million, an 8% increase from $279.8 million (18% increase on a constant currency(1) basis).

•	Operating income of $19.9 million, a 6% increase from $18.8 million (19% increase on a constant currency basis).

•	Adjusted EBITDA(2) of $39.0 million, a 4% increase from $37.4 million (16% increase on a constant currency basis).

•	Net income attributable to Euronet of $5.7 million or $0.11 diluted earnings per share, compared with net income of $11.9 million or $0.23 diluted earnings per share.

•	Adjusted cash earnings per share(3) of $0.39, compared with $0.35.

•	Transactions of 570 million, a 13% increase from 503 million.

See the reconciliation of non-GAAP items in the attached financial schedules.

"I am pleased our business delivered very strong second quarter earnings with consolidated constant currency revenue and operating income growth of 18% and 19%, respectively," stated Michael J. Brown, Euronet's Chairman and Chief Executive Officer. "While we are working through challenges in the epay Segment, our EFT and Money Transfer businesses posted exceptionally strong results through their constant currency operating income growth of 29% and 42%, respectively, and are poised for continued growth as we head into the second half of the year."

Segment and Other Results

The EFT Processing Segment reports the following results for the second quarter 2012 compared with the same period of 2011:

•	Revenues of $58.3 million, a 16% increase from $50.4 million (35% increase on a constant currency basis).

•	Operating income of $10.3 million, a 12% increase from $9.2 million (29% increase on a constant currency basis).

•	Adjusted EBITDA of $16.6 million, a 14% increase from $14.5 million (32% increase on a constant currency basis).

•	Transactions of 291 million, a 25% increase from 233 million.

•	ATMs operated of 17,048 as of June 30, 2012, a 41% increase from 12,058.

Revenues, operating income and Adjusted EBITDA increased in the second quarter as a result of ATM network expansion across Europe and India, transaction growth in nearly every market, increased sales of value added products and the purchase of 51% of the outstanding shares of the Euronet Middle East (ENME) joint venture during the first quarter 2012.

Transactions grew 25%, driven by increases in India, Pakistan, Poland, Romania, the Company's European cross-border acquiring product and ENME. Revenues grew at a faster rate than transactions due to increased sales of value added products, which earn more revenue per transaction than traditional EFT transactions. Deployment of brown label ATMs in India and expansion in Europe drove an increase of 1,434 ATMs in the quarter.

The epay Segment reports the following results for the second quarter 2012 compared with the same period of 2011:

•	Revenues of $166.7 million, a 7% increase from $156.5 million (15% increase on a constant currency basis).

•	Operating income of $10.1 million, a 25% decrease from $13.5 million (22% decrease on a constant currency basis).

•	Adjusted EBITDA of $15.3 million, a 15% decrease from $17.9 million (9% decrease on a constant currency basis).

•	Transactions of 272 million, a 3% increase from 264 million.

•	Point of sale ("POS") terminals of approximately 617,000 as of June 30, 2012, a 5% increase from approximately 588,000.

•	Retailer locations of approximately 297,000 as of June 30, 2012, an 8% increase from approximately 276,000.

The epay Segment's revenue growth was largely due to the third quarter 2011 acquisition of cadooz. Consistent with the prior quarters, the segment was negatively impacted by the previously announced change in mobile operator strategy in Brazil and mobile operators going direct with retailers in Australia last year. Additionally, the weak economy in Spain adversely impacted the prepaid business in that market this quarter. The earnings declines in Brazil, Australia and Spain in the second quarter offset growth from increased sales in Germany and the U.S. and continued demand for non-mobile content, particularly in Germany.

The Money Transfer Segment reports the following results for the second quarter 2012 compared with the same period of 2011:

•	Revenues of $77.5 million, a 6% increase from $73.0 million (12% increase on a constant currency basis).

•	Operating income of $6.7 million, a 34% increase from $5.0 million (42% increase on a constant currency basis).

•	Adjusted EBITDA of $11.3 million, a 13% increase from $10.0 million (19% increase on a constant currency basis).

•	Total transactions of 7.4 million, a 21% increase from 6.1 million.

•	Network locations of approximately 158,000 as of June 30, 2012, a 19% increase from approximately 133,000.

Revenues, operating income and Adjusted EBITDA expanded due to a 21% increase in total transactions, which are driven by continued agent sales successes together with the addition of more payout network locations. U.S. initiated transfers increased 11% versus the same quarter last year, including an 11% increase in transfers to Mexico. Non-U.S. initiated transfers increased 9%, despite the difficult European economy. Non-money transfer transactions increased 93%.

Corporate and other reported $7.2 million of expense for the second quarter 2012 compared with $8.9 million for the second quarter 2011. The decrease in expense versus the prior year is primarily attributable to lower short-term incentive and stock-based compensation accruals based on company performance.

Balance Sheet and Financial Position
Unrestricted cash on hand was $178.6 million as of June 30, 2012, compared to $180.7 million as of March 31, 2012. Cash decreased as a result of debt repayments, capital expenditures and taxes paid partially offset by cash generated from operations. Total indebtedness was $321.4 million as of June 30, 2012, compared to $337.2 million as of March 31, 2012. Included in indebtedness at June 30, 2012, are $171 million principal amount of convertible bonds which provide holders an option to require the Company to purchase the debentures at par in October 2012. Because the convertible price per share is significantly greater than the current trading value of the Company's stock, we expect the bond holders to exercise their option. To that end, we plan to use cash from the balance sheet together with available capacity on the Company's committed revolving line of credit to purchase the bonds.

Guidance
The Company currently expects adjusted cash earnings per share for the third quarter 2012 to be approximately $0.41, assuming foreign currency rates remain stable through the end of the quarter.

Non-GAAP Measures
In addition to the results presented in accordance with U.S. GAAP, the Company presents non-GAAP financial measures, such as constant currency, Adjusted EBITDA and adjusted cash earnings per share financial measures. These measures should be used in addition to, and not a substitute for, net income, operating income and earnings per share computed in accordance with US GAAP. We believe that these non-GAAP measures provide useful information to investors regarding the Company's performance and overall results of operations. These non-GAAP measures are also an integral part of the Company's internal reporting and performance assessment for executives and senior management. The non-GAAP measures used by the Company may not be comparable to similarly titled non-GAAP measures used by other companies. The attached schedules provide a full reconciliation of these non-GAAP financial measures to their most directly comparable U.S. GAAP financial measure.

(1) Constant currency measures are computed as if foreign currency exchange rates did not change from the prior period. This information is provided to illustrate the impact of changes in foreign currency exchange rates on the Company's results when compared to the prior period.

(2)Adjusted EBITDA is defined as net income excluding income tax expense, depreciation, amortization, share-based compensation expenses and other non-operating or non-recurring items that are considered expenses under U.S. GAAP.

(3) Adjusted cash earnings per share is defined as diluted U.S. GAAP earnings per share excluding the tax-effected impacts of: a) foreign exchange gains or losses, b) goodwill impairment charges, c) gains or losses from the early retirement of debt, d) share-based compensation, e) acquired intangible asset amortization, f) non-cash interest expense, g) non-cash income tax expense, and h) other non-operating or non-recurring items. Adjusted cash earnings per share includes shares potentially issuable in settlement of convertible bonds or other obligations, if the assumed issuances are dilutive to adjusted cash earnings per share. Adjusted cash earnings per share represents a performance measure and is not intended to represent a liquidity measure.

Conference Call and Slide Presentation
Euronet Worldwide will host an analyst conference call on July 25, 2012, at 9:00 a.m. Eastern Time to discuss these results. To listen to the call via telephone, dial 877-303-6313 (USA) or +1-631-813-4734 (non-USA). The conference call will also be available via webcast at http://ir.euronetworldwide.com. Participants should go to the website at least five minutes prior to the scheduled start time of the event to register. A slideshow will be included in the webcast.

A webcast replay will be available beginning approximately one hour after the event at http://ir.euronetworldwide.com. An audio replay of the event will also be available by dialing 855-859-2056 (USA) or +1-404-537-3406 (non-USA). The replay passcode is 99860822. The call and webcast replays will be available for one month and one year, respectively.

About Euronet Worldwide, Inc.
Euronet Worldwide is an industry leader in processing secure electronic financial transactions. The Company offers payment and transaction processing solutions to financial institutions, retailers, service providers and individual consumers. These services include comprehensive ATM, POS and card outsourcing services, card issuing and merchant acquiring services, software solutions, consumer money transfer and bill payment services, and electronic distribution for prepaid mobile phone time and other prepaid products.

Euronet's global payment network is extensive - including 17,048 ATMs, approximately 69,000 EFT POS terminals and a growing portfolio of outsourced debit and credit card services which are under management in 34 countries; card software solutions; a prepaid processing network of approximately 617,000 POS terminals at approximately

297,000 retailer locations in 29 countries; and a consumer-to-consumer money transfer network of approximately 158,000 locations serving 133 countries. With corporate headquarters in Leawood, Kansas, USA, and 46 worldwide offices, Euronet serves clients in approximately 150 countries. For more information, please visit the Company's website at www.euronetworldwide.com.

Statements contained in this news release that concern Euronet's or its management's intentions, expectations, or predictions of future performance, are forward-looking statements. Euronet's actual results may vary materially from those anticipated in such forward-looking statements as a result of a number of factors, including: conditions in world financial markets and general economic conditions; technological developments affecting the market for the Company's products and services; foreign currency exchange fluctuations; the effects of any potential future computer security breaches; the Company's ability to renew existing contracts at profitable rates; changes in fees payable for transactions performed for cards bearing international logos or over switching networks such as card transactions on ATMs; and changes in laws and regulations affecting the Company's business, including immigration laws. These risks and other risks are described in the Company's filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Copies of these filings may be obtained via the SEC's Edgar website or by contacting the Company or the SEC. Any forward-looking statements made in this release speak only as of the date of this release. Euronet does not intend to update these forward-looking statements and undertakes no duty to any person to provide any such update under any circumstances. The Company regularly posts important information to the investor relations section of its website.

EURONET WORLDWIDE, INC.
Consolidated Statements of Operations
(unaudited - in millions, except share and per share data)

	Three Months Ended
	June 30,
	2012	2011

Revenues	$302.4	$279.8

Operating expenses:
Direct operating costs	192.6	175.4
Salaries and benefits	44.9	43.8
Selling, general and administrative	28.9	27.0
Depreciation and amortization	16.1	14.8
Total operating expenses	282.5	261.0
Operating income	19.9	18.8

Other income (expense):
Interest income	1.3	1.5
Interest expense	(5.6)	(5.3)
Income from unconsolidated affiliates	0.3	0.4
Other expense, net	(0.2)	—
Foreign exchange (loss) gain, net	(4.8)	3.7
Total other (expense) income, net	(9.0)	0.3
Income before income taxes	10.9	19.1

Income tax expense	(5.2)	(6.8)

Net income	5.7	12.3
Net income attributable to noncontrolling interests	—	(0.4)
Net income attributable to Euronet Worldwide, Inc.	$5.7	$11.9

Earnings per share attributable to Euronet
Worldwide, Inc. stockholders - diluted
Earnings per share	$0.11	$0.23

Diluted weighted average shares outstanding	51,671,501	51,957,942

EURONET WORLDWIDE, INC.
Condensed Consolidated Balance Sheets
(in millions)

	As of
	June 30,	As of
	2012	December 31,
	(unaudited)	2011

ASSETS
Current assets:
Cash and cash equivalents	$178.6	$170.7
Restricted cash	71.1	73.3
Inventory - PINs and other	75.9	98.8
Trade accounts receivable, net	286.7	349.5
Other current assets, net	71.8	61.7

Total current assets	684.1	754.0

Property and equipment, net	108.0	102.9
Goodwill and acquired intangible assets, net	575.1	588.5
Other assets, net	58.5	60.9

Total assets	$1,425.7	$1,506.3

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and other current liabilities	$525.0	$601.6
Short-term debt obligations	177.5	172.9

Total current liabilities	702.5	774.5

Debt obligations, net of current portion	140.8	161.7
Capital lease obligations, net of current portion	3.1	4.2
Deferred income taxes	24.3	26.0
Other long-term liabilities	12.3	13.2

Total liabilities	883.0	979.6

Equity	542.7	526.7

Total liabilities and equity	$1,425.7	$1,506.3

EURONET WORLDWIDE, INC.
Reconciliation of Net Income to Adjusted EBITDA
(unaudited - in millions)

	Three months ended June 30, 2012

	EFT Processing	epay	Money Transfer	Corporate Services	Consolidated

Net income					$5.7

Add: Income tax expense					5.2
Add: Total other expense, net					9.0

Operating income (loss)	$10.3	$10.1	$6.7	$(7.2)	19.9

Add: Depreciation and amortization	6.3	5.1	4.6	0.1	16.1
Add: Share-based compensation	—	0.1	—	2.9	3.0

Earnings (loss) before interest, taxes, depreciation, amortization and share-based compensation (Adjusted EBITDA) (1)	$16.6	$15.3	$11.3	$(4.2)	$39.0

	Three months ended June 30, 2011

	EFT Processing	epay	Money Transfer	Corporate Services	Consolidated

Net income					$12.3

Add: Income tax expense					6.8
Deduct: Total other income, net					(0.3)

Operating income (loss)	$9.2	$13.5	$5.0	$(8.9)	18.8

Add: Depreciation and amortization	5.3	4.4	5.0	0.1	14.8
Add: Share-based compensation	—	—	—	3.8	3.8

Earnings (loss) before interest, taxes, depreciation, amortization and share-based compensation (Adjusted EBITDA) (1)	$14.5	$17.9	$10.0	$(5.0)	$37.4

(1) Adjusted EBITDA is a non-GAAP measure that should be considered in addition to, and not a substitute for, net income and operating income computed in accordance with U.S. GAAP.

EURONET WORLDWIDE, INC.
Reconciliation of Adjusted Cash Earnings per Share
(unaudited - in millions, except share and per share data)

	Three Months Ended
	June 30,
	2012	2011

Net income attributable to Euronet Worldwide, Inc.	$5.7	$11.9

Foreign exchange loss (gain), net of tax	4.6	(3.7)
Intangible asset amortization, net of tax	4.6	4.2
Share-based compensation, net of tax	2.9	3.6
Non-cash 3.5% convertible debt accretion interest, net of tax	2.0	1.9
Other non-operating gains	—	(0.1)
Non-cash GAAP tax expense	0.4	0.6

Adjusted cash earnings (1)	$20.2	$18.4

Adjusted cash earnings per share - diluted (1)	$0.39	$0.35

Diluted weighted average shares outstanding	51,671,501	51,957,942

Effect of unrecognized share-based compensation on diluted shares outstanding	701,800	610,044
Adjusted diluted weighted average shares outstanding	52,373,301	52,567,986

(1) Adjusted cash earnings and adjusted cash earnings per share are non-GAAP measures that should be considered in addition to, and not as a substitute for, net income and earnings per share computed in accordance with U.S. GAAP.